For Immediate Release

Contact:
Scott Thien
(317) 471-2470

Republic Airways’ 4-year pilot labor contract rejected by IBT Local 357

Indianapolis, Indiana (April 4, 2014) – Republic Airways Holdings (NASDAQ: RJET/NM) announced today that members of the International Brotherhood of Teamsters (IBT) Local 357 failed to ratify a proposed four-year pilot labor agreement.
IBT Local 357 represents more than 2,200 pilots for Republic’s sister companies Chautauqua Airlines, Republic Airlines and Shuttle America.
“We are extremely disappointed that the union’s membership failed to ratify the tentative agreement that was reached in mid-February. At a time when other regional airlines have been negotiating concessionary agreements for their pilots, we were able to reach an industry-leading contract that significantly improved pay and work rules for our pilots to vote upon,” said Republic Airways Executive Vice President and Chief Operating Officer Wayne Heller. “Despite the outcome of this vote, Republic remains committed to providing the safest, most reliable flight service for our legacy airline partners.”
The proposed contract included increases in pay that would have placed Republic pilots at or near the top of its regional airline peers. It also included improvements in quality of life enhancements and more flexibility in scheduling, as well as a significant signing bonus if it had been ratified.
Republic Airways Chairman, President and Chief Executive Officer Bryan Bedford said: “I am disappointed with the results of today’s IBT Pilot vote as I believe that the Tentative Agreement we reached with the IBT was in the best interest of our Pilots and an important step forward for our Company. We will work with the IBT to determine our next steps.”

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of about 250 aircraft and offer scheduled passenger service on over 1,350 flights daily to about 110 cities in the U.S., Canada and the Bahamas through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ about 6,300 aviation professionals. For more information on Republic Airways, visit the Company’s website at www.rjet.com.